Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES FIRST QUARTER 2019 RESULTS
– Reports First Quarter Net Income of $0.37 per Diluted Share, up 12% from Prior Year –
– Reaffirms Guidance for Full Year 2019 –

NEW YORK, NY – May 1, 2019 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended March 31, 2019.
First Quarter 2019 Financial Results Summary

•
Total revenues were $214.0 million for the quarter ended March 31, 2019, compared to $218.3 million for the quarter ended March 31, 2018. The quarter ended March 31, 2018 included $17.2 million associated with tenant reimbursement of property taxes no longer recorded as revenue[1]. Excluding the impact of tenant reimbursement of property taxes, total revenues for the quarter ended March 31, 2019 increased 6.5% compared to the quarter ended March 31, 2018.

•	Leasing revenues were $206.7 million for the quarter ended March 31, 2019, representing a 6.4% increase compared to $194.2 million for the quarter ended March 31, 2018.

•
Net income attributable to common stockholders was $150.8 million, or $0.37 per diluted share for the quarter ended March 31, 2019, compared to $112.1 million, or $0.33 per diluted share, for the quarter ended March 31, 2018.

•
NAREIT-defined Funds From Operations (“FFO”) attributable to common stockholders was $150.8 million, or $0.37 per diluted share, for the quarter ended March 31, 2019, compared to $112.1 million, or $0.33 per diluted share, for the quarter ended March 31, 2018.

•
Adjusted Funds From Operations (“AFFO”) attributable to common stockholders was $151.5 million, or $0.37 per diluted share for the quarter ended March 31, 2019, compared to $124.7 million, or $0.36 per diluted share for the quarter ended March 31, 2018.

First Quarter 2019 Acquisitions and Portfolio Activity
On January 2, 2019, the Company completed the previously announced acquisition of the land and real estate assets of the Margaritaville Resort Casino, located in Bossier City, Louisiana, for $261.1 million in cash, with Penn National Gaming Inc. (NASDAQ: PENN) ("Penn National") acquiring the operating assets of the Margaritaville Resort Casino for approximately $114.9 million in cash. Simultaneous with the closing of this transaction, a subsidiary of Penn National entered into a triple-net lease with a subsidiary of the Company. The lease has an initial total annual rent of approximately $23.2 million and an initial term of 15 years, with four five-year tenant renewal options. The tenant’s obligations under the lease are guaranteed by Penn National and certain of its subsidiaries.
First Quarter 2019 Capital Markets Activity
On January 3, 2019, the Company entered into two interest rate swap transactions having an aggregate notional amount of $500.0 million with an effective date of January 22, 2019 and a termination date of January 22, 2021. These transactions effectively fix the LIBOR component of the interest rate on $500.0 million of the outstanding debt under the Company’s Term Loan B Facility at a blended rate of 2.38%. Subsequent to the effectiveness of these swap transactions and taking into account the previously existing swap agreements, approximately 98% of the Company's debt is effectively fixed-rate debt and approximately 2% is variable-rate debt.

During the quarter ended March 31, 2019 the Company sold approximately 6.1 million shares of common stock under its at-the-market offering program at a weighted-average price of $21.28 per share for aggregate net proceeds, after fees and expenses, of $128.1 million.
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1 Upon the adoption of ASC 842 on January 1, 2019, we ceased recording tenant reimbursement of property taxes as these taxes are paid directly by our tenants to the applicable government entity.

Subsequent to Quarter End
On April 5, 2019, the Company and Seminole Hard Rock Entertainment, Inc. (“Hard Rock”) entered into definitive agreements to acquire the JACK Cincinnati Casino (“JACK Cincinnati”), located in downtown Cincinnati, Ohio. Pursuant to the agreements, VICI Properties will acquire 100% of the membership interests of a subsidiary of JACK Cincinnati that owns the land and real estate assets of JACK Cincinnati for $558.3 million, and Hard Rock will acquire the operating assets of JACK Cincinnati for $186.5 million. Simultaneous with the closing of the transaction, a subsidiary of Hard Rock will enter into a triple-net lease agreement with a subsidiary of the Company. The lease will have an initial total annual rent of $42.75 million and an initial term of 15 years, with four five-year tenant renewal options. The tenant’s obligations under the lease will be guaranteed by Hard Rock, which maintains an investment grade rating from S&P Global Ratings and Fitch Ratings. The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in late 2019. However, we can provide no assurances that the acquisition of JACK Cincinnati will be consummated on the terms or timeframe described herein, or at all.
“Our activities and results in the first quarter are another great example of the high energy our team brings every day to the achievement of our strategic goals,” said Edward Pitoniak, Chief Executive Officer of VICI Properties. “During the quarter, we closed on the acquisition of Margaritaville, demonstrating our ability to partner with best-in-class operators such as Penn National. Subsequent to quarter end, we announced a new partnership with Hard Rock, a global, investment-grade leader in gaming, hospitality and leisure, through our joint acquisition of JACK Cincinnati. This transaction represents another strategic milestone for VICI as, in addition to continued diversification with what will be our third tenant, it expands our footprint into a strong urban gaming market with a newly built asset. Additionally, in quarter one, we continued to build the strongest balance sheet in our sector, both by further reducing our exposure to floating-rate debt and by activating our at-the-market offering program. All of these activities and results once again demonstrate our commitment to providing sector-leading growth and returns to our stockholders through the execution of accretive transactions and the building of a fortress capital structure.”
David Kieske, Chief Financial Officer of VICI Properties, commented, “With the addition of Harrah’s Philadelphia and Margaritaville to our portfolio, we have added $21.0 million and $23.2 million of initial annual rent, respectively, to our revenue base. Our first quarter exemplifies the efficiency and scalability of our triple-net model where we achieved approximately 100% revenue flow through to Adjusted EBITDA with the incremental revenue earned from these new assets in our portfolio.”

Balance Sheet and Capital Markets Activity
As of March 31, 2019, the Company had $4.1 billion in total debt and approximately $1.4 billion in liquidity comprised of $598.3 million in cash and cash equivalents, $356.9 million of short-term investments and $400.0 million of availability under the Revolving Credit Facility. The Company’s outstanding indebtedness as of March 31, 2019 was as follows:

($ in millions)	March 31, 2019
Revolving Credit Facility	$—
Term Loan B Facility	2,100.0
CPLV CMBS Debt	1,550.0
Second Lien Notes	498.5
Total debt outstanding, face value	$4,148.5
Cash and cash equivalents	$598.3
Short-term investments	$356.9
Net Debt	$3,193.3

Dividends
On March 14, 2019, the Company declared a cash dividend of $0.2875 per share of common stock for the period from January 1, 2019 to March 31, 2019, based on an annual distribution rate of $1.15 per share. The dividend was paid on April 11, 2019 to stockholders of record as of the close of business on March 29, 2019.
2019 Guidance
The Company is reaffirming its estimated net income and AFFO per share guidance for the full year 2019. The Company estimates that net income attributable to common stockholders for the year ending December 31, 2019 will be between $1.45 and $1.48 per diluted share. The Company estimates AFFO per share for the year ending December 31, 2019 will be between $1.47 and $1.50 per diluted share. These estimates reflect the impact of the additional 6.1 million shares issued under the Company's at-the-market offering program during the first quarter of 2019.

The following is a summary of the Company’s full-year 2019 guidance:

For the Year Ending December 31, 2019:	Low	High
Estimated net income attributable to common stockholders per diluted share	$1.45	$1.48
Estimated real estate depreciation per diluted share	—	—
Estimated Funds From Operations (FFO) per diluted share	$1.45	$1.48
Estimated direct financing and sales-type lease adjustments per diluted share	(0.02)	(0.02)
Estimated loss on extinguishment of debt, acquisition and transaction costs, non-cash stock-based compensation, amortization of debt issuance costs and OID, other depreciation, capital expenditures and impairment charges per diluted share	0.04	0.04
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.47	$1.50

These estimates do not include the impact on operating results from currently pending transactions (including Greektown and JACK Cincinnati) or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the "Investors" section, under the menu heading "Financials." This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, May 2, 2019 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 833-227-5837 (domestic) or 647-689-4064 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on May 2, 2019 until midnight ET on May 9, 2019 and can be accessed by dialing 800-585-8367 (domestic) or 416-621-4642 (international) and entering the passcode 7788728.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on May 2, 2019, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 22 gaming facilities comprising over 39 million square feet and features approximately 14,800 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation and Penn National Gaming. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the Company may not achieve the benefits contemplated by the acquisition of the real estate assets; risks that not all potential risks and liabilities have been identified in the Company’s due diligence; risks regarding the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate our pending acquisitions, or other delays or impediments to completing our pending acquisitions; our ability to obtain the financing necessary to complete our pending acquisitions on the terms we currently expect or at all; the possibility that our pending acquisitions may not be completed or that completion may be unduly delayed; and the effects of our recently completed acquisitions and the pending acquisitions on us, including the post-acquisition impact on our financial condition, financial and operating results, cash flows, strategy and plans. Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate depreciation.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO direct financing and sales-type lease adjustments, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges and gains (or losses) on debt extinguishment.
We calculate Adjusted EBITDA by adding or subtracting from AFFO interest expense, net and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2019	December 31, 2018
Assets
Real estate portfolio:
Investments in direct financing and sales-type leases, net	$9,186,144	$8,916,047
Investments in operating leases	1,086,658	1,086,658
Land	94,711	95,789
Property and equipment used in operations, net	71,775	71,513
Cash and cash equivalents	598,276	577,883
Restricted cash	24,366	20,564
Short-term investments	356,878	520,877
Other assets	29,863	44,037
Total assets	$11,448,671	$11,333,368

Liabilities
Debt, net	4,123,350	4,122,264
Accrued interest	24,702	14,184
Deferred financing liability	73,600	73,600
Deferred revenue	355	43,605
Dividends payable	118,056	116,287
Other liabilities	62,720	62,406
Total liabilities	$4,402,783	$4,432,346

Stockholders’ equity
Common stock	4,110	4,047
Preferred stock	—	—
Additional paid in capital	6,777,683	6,648,430
Accumulated other comprehensive income	(39,315)	(22,124)
Retained earnings	219,791	187,096
Total VICI stockholders’ equity	6,962,269	6,817,449
Non-controlling interests	83,619	83,573
Total stockholders’ equity	7,045,888	6,901,022
Total liabilities and stockholders’ equity	$11,448,671	$11,333,368

VICI Properties Inc.
Consolidated Statement of Operations and Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Revenues
Income from direct financing and sales-type leases	$195,750	$182,036
Income from operating leases	10,913	12,209
Tenant reimbursement of property taxes	—	17,243
Golf operations	7,339	6,788
Revenues	214,002	218,276

Operating expenses
General and administrative	6,225	7,308
Depreciation	930	906
Property taxes	—	17,243
Golf operations	4,092	4,095
Transaction and acquisition expenses	889	—
Total operating expenses	12,136	29,552
Operating income	201,866	188,724

Interest expense	(53,586)	(52,875)
Interest income	5,167	1,678
Loss from extinguishment of debt	—	(23,040)
Income before income taxes	153,447	114,487
Income tax expense	(521)	(384)
Net income	$152,926	$114,103
Less: Net income attributable to non-controlling interests	(2,077)	(1,981)
Net income attributable to common stockholders	$150,849	$112,122

Net income per common share
Basic	$0.37	$0.33
Diluted	$0.37	$0.33

Weighted average number of common shares outstanding
Basic	405,733,656	342,900,842
Diluted	406,035,025	343,056,532

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net income attributable to common stockholders	$150,849	$112,122
Real estate depreciation	—	—
FFO	150,849	112,122
Direct financing and sales-type lease adjustments attributable to common stockholders	(2,446)	(12,914)
Transaction and acquisition expenses	889	—
Loss on extinguishment of debt	—	23,040
Non-cash stock-based compensation	1,051	391
Amortization of debt issuance costs and original issue discount	1,465	1,494
Other depreciation	927	906
Capital expenditures	(1,191)	(345)
AFFO	151,544	124,694
Interest expense, net	46,954	49,703
Income tax expense	521	384
Adjusted EBITDA	$199,019	$174,781

Net income per common share
Basic and diluted	$0.37	$0.33
FFO per common share
Basic and diluted	$0.37	$0.33
AFFO per common share
Basic and diluted	$0.37	$0.36
Weighted average number of common shares outstanding
Basic	405,733,656	342,900,842
Diluted	406,035,025	343,056,532

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com